FOR IMMEDIATE RELEASE

                                                                    July 1, 2004
                                                           ADVANTEST CORPORATION
                                            (Toshio Maruyama, President and COO)
                                    (Stock Code Number: 6857, TSE first section)
                                                      (Ticker Symbol: ATE, NYSE)

CONTACT:
Yuri Morita
(Managing Executive Officer and
Senior Vice President, Corporate Affairs Group)
Phone: +81-(0)3-3342-7500


            Advantest Issues Stock Option (Stock Acquisition Rights)

Tokyo -July 1, 2004 - Advantest Corporation (the "Company") resolved at a meeting of its Board of Directors on June 25, 2004 to issue stock options in the form of stock acquisition rights pursuant to a shareholders resolution at the 62nd annual general meeting of shareholders. The specific terms and conditions of the issuance of stock options in the form of stock acquisition rights that were not determined at the meeting of its Board of Directors on June 25, 2004 have been determined as set forth below.


1.  Date of issuance                                          July 1, 2004

2.  Total subscription price to be paid upon exercise of      746,400 Yen per unit (7,464 Yen per share)
    each stock acquisition right

3.  The total value of all shares (newly issued               5,680,104,000 Yen
    shares or treasury shares) issued or delivered
    upon the exercise of stock acquisition rights

4.  The amount of the issuance price of the newly
    issued shares issued pursuant to the exercise             3,732 Yen per share
    of stock acquisition rights that will be
    incorporated into capital



For Reference

(1)   The date of the meeting of the Board of Directors       May 28, 2004
      setting the date for the annual general meeting of
      shareholders
(2)   Date of the resolution made pursuant to the annual      June 25, 2004
      general meeting of shareholders
